June 28, 2007	Exhibit 99.1

Mr. Marc Sherman
Chairman & Chief Executive Officer
QSGI, Inc.
400 Royal Palm Way
Palm Beach, FL 33480

Dear Marc,

We write to you as one of the largest shareholders of QSGI, Inc.
("QSGI" or the "Company").  As of the date of this letter, we own
2,930,478 shares of the common stock or 9.401% of the outstanding shares.

Over the last several months, we met with you and your team several times to express our dissatisfaction with the financial performance of the Company. While we continue to support you and your team in the development of the Company, after extensive consideration we have concluded that it is necessary for us to take a more active role in overseeing our investment.  We last met with you on June 26, 2007, during which we communicated to you our interest in obtaining Board of
Director representation and discussed the potential to designate the two directors of the Board of Directors up for election at the 2007 annual meeting.

Below is a partial list of our concerns, most of which we have communicated to you, which has resulted in our decision to pursue
Board of Director representation:

    (i.)     a substantial loss in the value of the stock price of
              approximately 81% from the first week of 2005, and a
              year-to-date decline of approximately 41%;
    (ii.)    the general lack of annual positive net income since
              becoming a publicly traded company regardless of an
              increase in revenue from $7 million in 2002 to $47 million in 2006;
    (iii.)    a cost structure that is inflated;
    (iv.)   concerns regarding the Company's ability to meet the
              financial covenants of its credit facility and the ability to remain in compliance;
    (v.)    deficiencies with the current strategy, including concerns with the Company's strategic emphasis and ill-suited
              marketing initiatives (e.g., India-based telemarketing
              effort);
    (vi.)   the instituting of employment agreements maintaining
              unreasonable compensation amounts given the Company's
              current stage of development and financial position, and
              having inappropriate perpetual three-year terms;
    (vii.)  the dilution to the common shareholders relating to an excessive number of options that have been issued and are
              outstanding; and,
    (viii.) a concern for continued erosion in shareholder value.

As a substantial shareholder of the Company, we believe we will better serve the best interests of all outside shareholders as members of the
Board of Directors.  The current outside Board of Directors directly own less than 1% of the outstanding shares, and the majority, and in some cases all, of management's ownership relates to options.

We look forward to working closely with you and your team to achieve the immediate goal of profitability and over the long-term sustainable revenue and profit growth.  In our view, the shares of QSGI are undervalued and we believe we can be a positive catalyst to improving shareholder value.

Sincerely,

/s/ Seth Tobias
Seth Tobias
President, Tobias Bros., Inc.